Exhibit 10.20
RESIGNATION AGREEMENT AND RELEASE
     This Resignation Agreement and Release (the “Agreement”) is made June 2, 2008, by and between Executive (“Executive”) and Zareba Systems, Inc., f/k/a Waters Instruments, Inc. (“Zareba”), a Minnesota corporation.
RECITALS:
     WHEREAS, Executive has been employed by Zareba under a certain Employment Agreement dated July 1, 1995 (the “Employment Agreement”);
     WHEREAS, under the Employment Agreement, Zareba has the right unilaterally to terminate Executive’s employment by notice to Executive, but has offered Executive certain consideration in exchange for Executive’s resignation which offer Executive wants to accept; and
     WHEREAS, Executive and Zareba want to document their agreement concerning the terms of the termination of Executive’s employment and resolve any actual and potential disputes between them.
     NOW, THEREFORE, in consideration of the mutual promises and covenants in this Agreement, Zareba and Executive agree as follows:
AGREEMENTS
     1. Premises. The Recitals are incorporated into this Agreement and made part of it.
     2. Definitions. The “Company” means Zareba, its subsidiaries and affiliated and predecessor companies, and the present and former officers, directors, employees, shareholders, consultants, attorneys, accountants, auditors and agents of any of them, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their individual and official capacities. “Executive” means Executive and anyone who has or obtains legal rights or claims through Executive.
     3. End of Employment; Certain Resignations. Executive’s employment terminated effective June 2, 2008. Executive acknowledges and expressly agrees Executive has received from Zareba a written notice of termination which complies with Section 6(b)(3) of the Employment Agreement. Upon such termination notice, the Company’s only obligation under the Employment Agreement and any applicable incentive compensation plan is to pay Executive an amount equal to the Base Salary (as defined in the Employment Agreement) in effect on June 2, 2008, for one (1) year in twenty-six (26) equal bi-weekly installments beginning on the next day on which Zareba makes its regular payroll payments, and continue to pay for the twelve (12) month period during which such installments are payable, the cost of all existing health/medical and other benefit plans enjoyed by Executive on June 2, 2008 (subject to the terms of the plans)

or provide substantially the same benefits if the terms of a plan exclude non-employees. Under the Employment Agreement upon such termination notice, Executive is also entitled to receive on August 31, 2008, Incentive Compensation (as defined in the Employment Agreement) under Section 3 of the Employment Agreement, determined in the manner described in the Employment Agreement. Because of the Company’s performance, Executive acknowledges and expressly agrees that Executive is not entitled to receive under the Employment Agreement any Incentive Compensation on August 31, 2008.
     Executive resigns effective immediately as a director and/or officer of Zareba and all of the direct or indirect subsidiaries of the Company, including without limitation, Zareba Security, Inc., Zareba Systems of Canada, Ltd., Zareba Systems Europe Limited, No. 549 Leicester Limited, Rutland Electric Fencing Co., Limited, Rutland Electric Fencing Co. (Scotland) Limited and Electric Shepherd Products Limited.
     4. Characterization of Termination as Resignation; Payments and Other Consideration. Executive acknowledges and expressly agrees that under Section 6(d) the Employment Agreement if Executive’s employment by Zareba ends by Executive’s resignation, the Company will have no further obligation under the Employment Agreement or any applicable incentive compensation plan, including any obligation to may any payments to Executive. Specifically in consideration for Executive’s agreement to this Agreement, and as settlement of any and all claims which Executive has made or could make against the Company, if Paragraph 5 of this Agreement is not rescinded by Executive or otherwise such Paragraph is not or does not become void or unenforceable, the termination of Executive’s employment will be characterized by the parties as a resignation, and notwithstanding Section 6(d) of the Employment Agreement, Zareba will pay Executive an amount equal to the Base Salary (as defined in the Employment Agreement) in effect on June 2, 2008, for one (1) year in twenty-six (26) equal bi-weekly installments beginning on the next day on which Zareba makes its regular payroll payments, and continue to pay for the twelve (12) month period during which such installments are payable, the cost of all existing health/medical and other benefit plans enjoyed by Executive on June 2, 2008 (subject to the terms of the plans) or provide substantially the same benefits if the terms of a plan exclude non-employees.
     The Company will promptly pay Executive an amount equal to Executive’s accrued but unused vacation as of June 2, 2008.
     The Company will continue to pay through the end of the current automobile lease term the automobile lease payments and insurance respecting the automobile heretofore used by Executive, but in no event after December 31, 2008. At the end of such lease term, Executive will be offered the opportunity to purchase, at Executive’s sole expense, the automobile pursuant to the terms of the automobile lease.
     If it is reasonably possible, at Executive’s sole expense, Executive may arrange for the transfer to a new cell phone purchased by Executive the telephone number of the cell phone heretofore used by Executive.

     The Company will have no other obligations to pay Executive any other amounts or provide other benefits or consideration to Executive except as set out in this Section 4. Sections 7-12, 14 and 17 of the Employment Agreement will continue to be binding and in effect as set forth in the Employment Agreement.
     Except as provided for in this Agreement, neither Executive or Executive’s attorneys will make any claim against the Company for attorneys’ fees, costs, interest or any and all other expenses which may have been incurred by Executive and that Executive is personally responsible for all of Executive attorney’s fees and costs, if any.
     5. Release of Claims by Executive.
     a. Executive releases and forever discharges the Company of and from any and all claims, actions, causes of action, administrative claims, individual or class action claims, or demands of any kind whatsoever Executive has or might have against the Company, whether in law or equity, contract or tort, arising out of or in connection with Executive employment with the Company, the termination of that employment, or otherwise. Except for the consideration payable to Executive under Section 4, such release includes, without limiting the generality of the foregoing, any claims Executive may have for wages, bonuses, commissions, penalties, claims for punitive or liquidated damages, severance, attorney’s fees, costs and disbursements, vacation pay, or other benefit, based upon any claim of defamation, breach of contract or tort, at common law, or under any federal, state or local statute or ordinance prohibiting discrimination or harassment in employment, including any claims for discrimination arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq., the Civil Rights Acts of 1866 and 1991, including Section 1981 of the Civil Rights Act, the Family and Medical Leave Act, the Vocational Rehabilitation Act, Employee Retirement Income Security Act of 1976, the Minnesota Human Rights Act, § 363.01A et seq., or any other claim of discrimination, harassment and/or retaliation arising under federal, state or local law, or any other claims in any manner relating to Executive employment with and termination of employment with Zareba, or otherwise, arising in law or equity, whether known, suspected, or unknown, and however originating or existing, to the date of Executive signing of this Agreement. Executive releases and discharges the Company not only from any and all claims that Executive could make on Executive own behalf, but also those that may or could be brought by any other person or organization on Executive behalf. Executive is not waiving any right to file a charge with the Equal Employment Opportunity Commission (in connection with any statutes enforced by that agency), or to participate in any Equal Employment Opportunity Commission investigation. Executive understands and specifically acknowledges however, that Executive is waiving all of Executive’s rights to any individual relief under any and all claims encompassed by the preceding language.
     b. To the extent permitted by law, Executive will not institute any claim for damages, by civil action, administrative proceeding or other legal proceeding, or authorize any other party, governmental or otherwise, to institute any claim for damages via civil action, administrative proceeding, or other legal proceeding against the Company based on any claim, including but not limited to the claims described in Paragraph 5(a), arising in law or equity, whether known, suspected or unknown and however originating or existing, to the date of Executive signing of this Agreement. Executive waives any and all relief not provided for in this Agreement. Executive expressly agrees the payments and other consideration provided to Executive under this Agreement fully compensates Executive for and extinguishes any and all claims arising out of Executive’s employment, separation from employment, or otherwise with Zareba.
     c. Executive affirms that Executive has not caused or permitted to be filed any charge, complaint or action against the Company. In the event that there is outstanding any such charge, complaint, or action, Executive will seek its immediate withdrawal and dismissal with prejudice. In the event that for any reason any such charge, complaint, or action is not withdrawn, Executive will not testify, provide documents, or otherwise participate, or permit others to voluntarily participate on Executive behalf, in any investigation or litigation arising therefrom or associated therewith and will execute such other papers or documents as the Company’s counsel determines in such counsel’s sole discretion may be necessary to have any such charge, complaint or action dismissed with prejudice. This Paragraph 5 will not prohibit either party from testifying or responding pursuant to a court order or a subpoena issued by a government agency which appears valid on its face, or as otherwise required by law. Executive’s agreements in this Paragraph will not affect Executive’s rights to file for unemployment compensation and/or workers’ compensation, if any.
     d. Under this Paragraph 5, Executive is not releasing any of the obligations or liabilities of Zareba created by this Agreement.
     6. Notification of Rights Pursuant to the Minnesota Human Rights Act (Minn. Stat. § 363A.01, et seq.) and the Federal Age Discrimination in Employment Act (29 U.S.C. §§ 621-634). Executive is notified of Executive’s right to rescind the release of claims in regard to Executive’s rights under the Minnesota Human Rights Act, Minn. Stat. § 363A.01, et seq., within fifteen (15) calendar days of Executive signing this Agreement and the federal Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., within seven (7) calendar days of Executive signing this Agreement, such rescission periods to run concurrently. In order to be effective, the rescission must be in writing and delivered to Jeffrey Mathiesen, Zareba Systems, Inc., 13705 – 26th Avenue N., Suite 102, Plymouth, Minnesota, 55441, by hand or mail. If delivered by mail, the rescission must be postmarked within the required period, properly addressed to Mr. Mathiesen, at the address set forth above and sent by certified mail, return receipt requested. Executive understands and expressly agrees that if Executive rescinds the release of claims set out in Paragraph 5 in accordance with this Paragraph 6, Zareba will have no obligation to provide the payments and other consideration described in Paragraph 4, Executive will be obligated to return to Zareba any payment(s) already received in connection with this Agreement, Paragraphs 4, 5 and 9 of this Agreement will be null and void, but the other Paragraphs of this Agreement will be binding and enforceable agreements of the parties.

     7. Non-disclosure by Executive. Executive expressly agrees, now and in the future, not to disclose, either directly or indirectly, in any manner whatsoever, any information of any kind regarding either (a) the substance or the existence of any belief that Executive or any other person may have that the Company engaged in any unlawful, discriminatory, unfair or tortious conduct towards Executive, or breached any contract, or (b) the terms of this Agreement, to any person or organization, including, but not limited to, representatives of local, state or federal agencies, members of the press and media, present and former officers, employees and agents of the Company (except to effect the terms of this Agreement), and other members of the public. In the event of a breach by Executive of this Paragraph, Zareba may commence an action to pursue its available legal or equitable remedies, including the recovery of money damages. In the event that Zareba takes steps to seek relief from an alleged breach of this Paragraph all of the remaining provisions of this Agreement will remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement will prohibit Executive from (i) discussing the consideration being provided under this Agreement with Executive’s tax advisors, provided however, that such individuals will comply with the terms of this Paragraph, (ii) discussing the terms of this Agreement with Executive’s attorneys, their immediate family members or medical doctors, provided however, that such individuals will comply with the terms of this Paragraph, (iii) advising a governmental taxing authority of the payments or other consideration under or of the existence of this Agreement, in response to a question or questions posed by such taxing authority, (iv) testifying pursuant to a court order or a subpoena issued by a governmental agency, Court of law or their duly authorized agents, which appears valid on its face, (v) revealing the terms of this Agreement as required by and in accordance with any law, regulation or ordinance, or Court order or proceeding, (vi) revealing the terms of this Agreement in order to enforce its terms, or (vii) stating “the matter has been resolved and the terms of the resolution are confidential” in response to an inquiry.
     8. Nonadmission. Nothing in this Agreement will constitute or be construed as an admission of any liability or wrongdoing of any nature on the part of the Company. The Company specifically denies any liability or unlawful conduct.
     9. Right to Receive Payments and Other Consideration. Executive warrants and represents that Executive has the right to receive the payments and other consideration under this Agreement and has not filed for bankruptcy or otherwise assigned the claims Executive has released by this Agreement.
     10. No Disparagement. Executive will not disparage the Company.
     11. No Future Employment with the Company. Executive will never seek or accept or remain employed by the Company, and/or any successor of the Company.
     12. Return of Property. Executive expressly agrees all documents or other tangible materials relating to the business of, or the products or services provided by the Company, including Executive’s personnel records, are the sole property of the Company, and Executive oes not possess, has returned all such property or will return such property within seven (7) days of Executive signing this Agreement.
     13. Severability. If any term, clause or provision of this Agreement is for any reason be found invalid, unenforceable or void by a court of competent jurisdiction, the same will not impair or invalidate any of the other terms, clauses or provisions of this Agreement, all of which will be performed in accordance with their respective terms.
     14. Non-Waiver. Any party’s delay or failure to enforce any term, clause or provision of this Agreement will not constitute a waiver of such party’s right to enforce that or any other term, clause or provision.
     15. Entire Agreement. This Agreement states the entire agreement of the parties with respect to the subject matter of this document. No modification, release, discharge or waiver of any term, clause or provision of this Agreement will be of any force or effect unless it is made in writing and signed by the parties to this Agreement. The parties each acknowledge that they have not relied on any representations or statements of the other party, whether oral or written, other than the express statements of this Agreement, in signing this Agreement.
     16. Law Governing. This Agreement will be governed and construed in accordance with the laws of the State of Minnesota.
     17. Acknowledgment of Reading and Understanding; Consultation with Counsel; Twenty-One (21) Day Consideration Period. Executive, by Executive signing of this Agreement, acknowledges and expressly agrees that Executive has carefully read and understands all provisions of this Agreement and that Executive has entered into this Agreement knowingly and voluntarily. Executive further acknowledges that Zareba, has advised Executive to consult with legal counsel before signing this Agreement and that Executive has in fact consulted with or had the opportunity to consult with legal counsel before signing this Agreement. Executive also acknowledges that Zareba, has informed Executive that Executive has twenty-one (21) days from the receipt of this Agreement to consider whether the terms, clauses and provisions are acceptable to Executive. Executive further acknowledges by Executive signing this Agreement that Executive has had the benefit of the twenty-one (21) day period and if Executive signs this Agreement during twenty-one (21) day period, Executive has done so knowingly and voluntarily and pursuant to the advice of Executive’s counsel. Executive acknowledges and expressly agrees that if Executive does not sign this Agreement, Zareba, will have no obligation to provide any of the payments or other consideration under this Agreement and that this Agreement will be null and void. Furthermore, Executive understands and agrees that if Executive does not sign this Agreement, Executive will be required to return any payment(s) or other consideration already received and, if necessary, Zareba, may commence a legal action to enforce return of the payments or other consideration and/or reimbursement by Executive.

     IN WITNESS WHEREOF, the parties have signed this Agreement on the dates set out below.

Date: June 2, 2008	/s/Gerald W. Grabowski
Gerald W. Grabowski
Zareba Systems, Inc.

Date: June 2, 2008	By:	/s/ William R. Franta
Chair of the Board of Directors

The offer documented by this Resignation Agreement and Release is valid until the close of business on the 21st day after Executive receives this document, which is June 23, 2008.

7